EXHIBIT 99.1

Condensed Consolidated
Financial Statements
(Unaudited)
September 30, 2015

Shopify Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

Expressed in US $000’s except share amounts

		As at
		September 30, 2015	December 31, 2014
	Note	$	$
Assets
Current assets
Cash and cash equivalents	4, 5	115,315	41,953
Marketable securities	4	71,621	17,709
Trade and other receivables		3,836	7,227
Other current assets		4,704	1,495
		195,476	68,384
Long term assets
Long-term marketable securities		4,545	—
Property and equipment		29,105	21,728
Intangible assets		4,140	2,708
Goodwill		2,373	2,373
		40,163	26,809
Total assets		235,639	95,193
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities		16,713	12,514
Current portion of deferred revenue		11,013	6,775
Current portion of lease incentives		784	485
		28,510	19,774
Long term liabilities
Deferred revenue		597	394
Lease incentives		9,226	7,293
		9,823	7,687
Commitments and contingencies	6
Shareholders’ equity
Convertible preferred shares; nil and 27,159,277 shares authorized, issued and outstanding (aggregate liquidation preference of nil and $87,500)		—	87,056
Common shares – unlimited shares authorized; nil and 39,310,446 issued and outstanding		—	4,055
Common stock, unlimited Class A subordinate voting shares authorized, 14,869,652 and nil issued and outstanding; unlimited Class B multiple voting shares authorized, 61,287,769 and nil issued and outstanding		228,197	—
Additional paid-in capital		10,656	5,685
Accumulated deficit		(41,547)	(29,064)
Total shareholders’ equity		197,306	67,732
Total liabilities and shareholders’ equity		235,639	95,193
The accompanying notes are an integral part of these consolidated financial statements.

Shopify Inc.
Condensed Consolidated Statements of Changes in Shareholders’ Equity
(Unaudited)

Expressed in US $000’s except share amounts

	Series A Convertible Preferred Shares		Series B Convertible Preferred Shares		Series C Convertible Preferred Shares		Common Stock		Additional Paid-In Capital $	Accumulated Deficit $	Total $
	Shares	Amount $	Shares	Amount $	Shares	Amount $	Shares	Amount $
As at December 31, 2013	13,025,765	5,346	7,247,070	11,952	6,886,442	69,758	38,563,121	3,009	2,069	(6,753)	85,381
Exercise of stock options	—	—	—	—	—	—	227,187	353	(238)	—	115
Stock-based compensation	—	—	—	—	—	—	—	—	2,484	—	2,484
Vesting of restricted shares	—	—	—	—	—	—	368,855	539	—	—	539
Net loss and comprehensive loss for the period	—	—	—	—	—	—	—	—	—	(17,513)	(17,513)
As at September 30, 2014	13,025,765	5,346	7,247,070	11,952	6,886,442	69,758	39,159,163	3,901	4,315	(24,266)	71,006

	Series A Convertible Preferred Shares		Series B Convertible Preferred Shares		Series C Convertible Preferred Shares		Common Stock		Additional Paid-In Capital $	Accumulated Deficit $	Total $
	Shares	Amount $	Shares	Amount $	Shares	Amount $	Shares	Amount $
As at December 31, 2014	13,025,765	5,346	7,247,070	11,952	6,886,442	69,758	39,310,446	4,055	5,685	(29,064)	67,732
Exercise of stock options	—	—	—	—	—	—	753,299	568	(327)	—	241
Stock-based compensation	—	—	—	—	—	—	—	—	5,298	—	5,298
Vesting of restricted shares	—	—	—	—	—	—	79,399	267	—	—	267
Issuance of Class A subordinate voting shares upon initial public offering, net of offering costs of $14,284	—	—	—	—	—	—	8,855,000	136,251	—	—	136,251
Conversion of preferred shares to Class B multiple voting shares upon initial public offering	(13,025,765)	(5,346)	(7,247,070)	(11,952)	(6,886,442)	(69,758)	27,159,277	87,056	—	—	—
Net loss and comprehensive loss for the period	—	—	—	—	—	—	—	—	—	(12,483)	(12,483)
As at September 30, 2015	—	—	—	—	—	—	76,157,421	228,197	10,656	(41,547)	197,306

The accompanying notes are an integral part of these consolidated financial statements.

Shopify Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

Expressed in US $000’s, except share and per share amounts

		Three months ended		Nine months ended
		September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
	Note	$	$	$	$
Revenues
Subscription solutions		29,560	17,690	77,371	46,310
Merchant solutions		23,226	9,656	57,689	23,526
		52,786	27,346	135,060	69,836
Cost of revenues
Subscription solutions		6,414	4,615	16,869	11,741
Merchant solutions		17,629	6,492	42,630	15,913
		24,043	11,107	59,499	27,654
Gross profit		28,743	16,239	75,561	42,182
Operating expenses
Sales and marketing		18,216	11,433	47,847	33,720
Research and development, net of refundable tax credits of $223 and $523 (2014 – $240 and $720)		10,068	6,563	26,181	19,296
General and administrative		4,759	2,352	12,770	6,286
Total operating expenses		33,043	20,348	86,798	59,302
Loss from operations		(4,300)	(4,109)	(11,237)	(17,120)
Other income (expenses)
Interest income, net		57	15	98	38
Foreign exchange loss		(414)	(174)	(1,344)	(431)
		(357)	(159)	(1,246)	(393)
Net loss and comprehensive loss		(4,657)	(4,268)	(12,483)	(17,513)
Basic and diluted net loss per share attributable to shareholders	8	$(0.06)	$(0.11)	$(0.22)	$(0.45)
Weighted average shares used to compute basic and diluted net loss per share attributable to shareholders	8	75,901,840	39,036,334	56,229,575	38,850,291

The accompanying notes are an integral part of these consolidated financial statements.

Shopify Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

Expressed in US $000’s

		Nine months ended
		September 30, 2015	September 30, 2014
	Note	$	$
Cash flows from operating activities
Net loss for the period		(12,483)	(17,513)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization and depreciation		5,034	3,363
Stock-based compensation		5,012	2,428
Vesting of restricted shares		267	539
Unrealized foreign exchange loss		1,507	261
Changes in lease incentives		2,232	3,099
Change in deferred revenue		4,442	1,977
Changes in non-cash working capital items	9	4,788	674
Net cash provided by (used in) operating activities		10,799	(5,172)
Cash flows from investing activities
Purchase of marketable securities		(82,812)	(20,162)
Sale of marketable securities		23,975	—
Acquisitions of property and equipment		(11,367)	(11,143)
Acquisitions of intangible assets		(2,397)	(1,441)
Net cash used in investing activities		(72,601)	(32,746)
Cash flows from financing activities
Proceeds from initial public offering, net of issuance costs		136,251	—
Proceeds from the exercise of stock options		241	115
Net cash provided by financing activities		136,492	115
Effect of foreign exchange on cash and cash equivalents		(1,328)	(361)
Net increase (decrease) in cash and cash equivalents		73,362	(38,164)
Cash and cash equivalents – Beginning of Period		41,953	83,529
Cash and cash equivalents – End of Period		115,315	45,365
The accompanying notes are an integral part of these consolidated financial statements.

Shopify Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
Expressed in US $000’s except share and per share amounts

1	Nature of Business
Shopify Inc. (“Shopify” or “the Company”) was incorporated as a Canadian corporation on September 28, 2004.
The Company’s mission is to make commerce better for everyone. The Company provides a leading cloud-based multichannel commerce platform designed for small and medium-sized businesses. Using a single interface, the Company’s merchants can design, set up and manage their business across multiple sales channels, including web, mobile storefronts, social media storefronts, and brick-and-mortar and pop-up shops. The Company’s platform provides merchants with a single view of their business and customers across all of their sales channels and enables them to manage products and inventory, process orders and payments, build customer relationships and leverage analytics and reporting. The Company’s platform is engineered to enterprise-level standards and functionality while designed for simplicity and ease-of-use.
The Company’s headquarters and principal place of business are in Ottawa, Canada.
Initial Public Offering
In May 2015, the Company completed its initial public offering, or IPO, in which it issued and sold 8,855,000 Class A subordinate voting shares at a public offering price of $17.00 per share (including the 1,155,000 Class A subordinate voting shares purchased by the underwriters pursuant to the exercise of the over-allotment option). The Company received net proceeds of $136,251 after deducting underwriting discounts and commissions of $10,537 and other offering expenses of $3,747. Immediately prior to consummation of the IPO, all of the then-outstanding common shares were redesignated as an aggregate of 39,780,952 Class B multiple voting shares, and upon consummation of the IPO, all of the then-outstanding redeemable convertible preferred stock automatically converted into an aggregate of 27,159,277 Class B multiple voting shares.

2.	Basis of Presentation and Consolidation
These unaudited condensed consolidated financial statements include the accounts of the Company and its directly and indirectly wholly owned subsidiaries: Shopify Payments (Canada) Inc., incorporated in Canada; Shopify (Ireland) Limited., incorporated in Ireland; Shopify (Australia) Pty Ltd., incorporated in Australia; and the following United States subsidiaries each incorporated in Delaware: Shopify Payments (USA) Inc., Shopify Data Processing (USA) Inc., Shopify LLC and Shopify Holdings (USA) Inc. On February 19, 2015 the Company dissolved and wound up two inactive shell subsidiaries, Jet Cooper Ltd., incorporated in Canada; and Atatomic Inc., incorporated in Canada. The wind-up had no accounting impact on the unaudited condensed consolidated financial statements. All intercompany accounts and transactions have been eliminated upon consolidation.
These unaudited condensed consolidated financial statements of the Company have been presented in United States dollars (USD) and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), including the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding financial reporting. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations.
In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position, results of operations and comprehensive loss, cash flows and changes in shareholders’ equity for the interim periods. The financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2014. The condensed consolidated balance sheet at December 31, 2014 was derived from the audited annual financial statements, but does not contain all of the footnote disclosures from the annual financial statements.
The results for the three and nine months ended September 30, 2015 are not necessarily indicative of the results expected for the full fiscal year.

Shopify Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
Expressed in US $000’s except share and per share amounts

3.	Significant accounting policies
The unaudited condensed consolidated financial statements follow the same accounting policies as the most recent annual consolidated financial statements.
The Company has not adopted any new accounting policies in the three and nine months ended September 30, 2015.
Use of Estimates
The preparation of consolidated financial statements, in accordance with U.S. GAAP, requires management to make estimates, judgements and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items that are subject to estimation and assumptions include: estimates related to contingencies and refundable tax credits; chargebacks on Shopify Payments transactions that are unrecoverable from merchants; recoverability of deferred tax assets; fair values of assets and liabilities acquired in business combinations; capitalization of software development costs; estimated useful life of property and equipment and intangible assets; and estimates relating to the recoverability of lease inducements; assumptions used when employing the Black-Scholes valuation model to estimate the fair value of stock-based awards. Actual results may differ from the estimates made by management.
Concentration of Credit Risk
The Company’s cash and cash equivalents, marketable securities, trade and other receivables, and foreign exchange forward contracts subject the Company to concentrations of credit risk. Management mitigates this risk associated with cash and cash equivalents by making deposits and entering into foreign exchange forward contracts only with large Canadian and United States banks and financial institutions that are considered to be highly creditworthy. Management mitigates the risks associated with marketable securities by adhering to its investment policy, which stipulates minimum rating requirements, maximum investment exposures and maximum maturities. Due to the Company’s diversified merchant base, there is no particular concentration of credit risk related to the Company’s trade receivables. Trade and other receivables are monitored on an ongoing basis to ensure timely collection of amounts. There are no receivables from individual merchants accounting for 10% or more of revenues or receivables.
Interest Rate Risk
Certain of the Company’s cash equivalents and marketable securities earn interest. The Company’s trade and other receivables, accounts payable and accrued liabilities and lease liabilities do not bear interest. The Company is not exposed to material interest rate risk.

Foreign Exchange Risk
The Company’s exposure to foreign exchange risk is primarily related to fluctuations between the Canadian dollar and the United States dollar. The Company is exposed to foreign exchange fluctuations on the revaluation of foreign currency assets and liabilities. The Company uses foreign exchange derivative products to manage the impact of foreign exchange fluctuations. By their nature, derivative financial instruments involve risk, including the credit risk of non-performance by counterparties.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2014-9 “Revenue from Contracts with Customers.” The new accounting standards update requires an entity to apply a five step model to recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, as well as a cohesive set of disclosure requirements that would result in an entity providing comprehensive information about the nature, timing, and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. In August 2015 the Financial Accounting Standards Board issued ASU No. 2015-14, which deferred the effective date for all entities by one year. The standard becomes effective for reporting periods beginning after December 15, 2017. Early adoption is permitted starting January 1, 2017. The Company is currently assessing the impact of these standards.

Shopify Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
Expressed in US $000’s except share and per share amounts

In February 2015, the Financial Accounting Standards Board issued ASU No. 2015-02 “Consolidations (Topic 810)—Amendments to the Consolidation Analysis”. The new standard makes amendments to the current consolidation guidance, including introducing a separate consolidation analysis specific to limited partnerships and other similar entities. Under this analysis, limited partnerships and other similar entities will be considered a variable-interest entity (“VIE”) unless the limited partners hold substantive kick-out rights or participating rights. The standard is effective for annual periods beginning after December 15, 2015. The Company is currently assessing the impact of these amendments.
In April 2015, the Financial Accounting Standards Board issued ASU No. 2015-05, “Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement.” The amendments in this update provide guidance to customers about whether a cloud computing arrangement includes a software license. The amendment is effective for interim and annual periods beginning after December 15, 2015 with early adoption permitted. The Company is currently assessing the impact of this new standard.
In May 2015, the Financial Accounting Standards Board issued ASU 2015-07, “Disclosures for Investments in Certain Entities That Calculate Net Asset Value Per Share (or Its Equivalent)”, which amends ASC 820, Fair Value Measurement. The standard removes the requirement to categorize within the fair value hierarchy investments for which fair value is measured using the net asset value per share practical expedient and removes certain related disclosure requirements. The standard will be effective for the Company’s fiscal year beginning January 1, 2016. The Company is currently assessing the impact of this new standard.

4.	Fair Value Measurements
The carrying amounts for cash and cash equivalents, marketable securities, trade receivables, other receivables, trade accounts payable and accruals, and employee related accruals approximate fair value due to the short-term maturities of these instruments.

The Company measures the fair value of its financial assets and liabilities using a fair value hierarchy.
As of September 30, 2015, the Company’s financial instruments, measured at fair value on a recurring and non-recurring basis, were as follows:

	Amount at Fair Value $	Fair Value Measurements Using
		Level 1 $	Level 2 $	Level 3 $
Assets:
Cash equivalents:
Money market funds	13,540	13,540	—	—
U.S. term deposits	1,250	1,250	—	—
Marketable securities:
U.S. federal bonds	32,061	32,061	—	—
Corporate bonds	39,560	—	39,560	—
Long-term marketable securities:
Corporate bonds	4,545	—	4,545	—
All cash equivalents and marketable securities mature within the next year of the consolidated balance sheet date. All long-term marketable securities mature within the next two years of the consolidated balance sheet date.

Shopify Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
Expressed in US $000’s except share and per share amounts

As of December 31, 2014, the Company’s financial instruments, measured at fair value on a recurring and non-recurring basis, were as follows:

	Amount at Fair Value $	Fair Value Measurements Using
		Level 1 $	Level 2 $	Level 3 $
Assets:
Cash equivalents:
Money market funds	31,271	31,271	—	—
Canadian guaranteed investment certificates	1,294	1,294	—	—
U.S. term deposits	3,500	3,500	—	—
Marketable securities:
U.S. federal bonds	5,502	5,502	—	—
Corporate bonds	12,207	—	12,207	—
Derivatives:
Foreign exchange forward contracts	7	—	7	—
As at December 31, 2014 the Company held foreign exchange forward contracts to convert USD into CAD to fund a portion of its operations. The fair value of foreign exchange forward contracts and corporate bonds was based upon Level 2 inputs, which included period-end mid-market quotations for each underlying contract as calculated by the financial institution with which the Company has transacted. The quotations are based on bid/ask quotations and represent the discounted future settlement amounts based on current market rates.
There were no transfers between Levels 1, 2 and 3 during the three and nine months ended September 30, 2015.

5.	Credit facility
In March 2015, the Company entered into a credit facility with Silicon Valley Bank, which provides for a $25,000 revolving line of credit bearing interest at the U.S. prime rate, as established by the Wall Street Journal plus or minus 25 basis points per annum. As at September 30, 2015 the effective rate was 3.00%. The credit facility is collateralized by substantially all of the Company’s assets, including the stock of its subsidiaries, but excluding the Company’s intellectual property, which is subject to a negative pledge, and has a maturity date of March 11, 2016. As of September 30, 2015, no amounts have been drawn under this credit facility and the Company is in compliance with all of the covenants contained therein.

6.	Commitments and Contingencies
Operating Leases
Rent expense was $1,644 and $1,262 for the three months ended September 30, 2015 and 2014, respectively, and $4,666 and $3,157 for the nine months ended September 30, 2015 and 2014, respectively.
Amounts of minimum future annual rental commitments under non-cancellable operating leases in each of the next five years and thereafter are as follows:

Fiscal Year	Amount ($)
Remainder of 2015	1,469
2016	6,378
2017	8,482
2018	8,577
2019	8,629
Thereafter	52,851
Total future minimum lease payments	86,386

Shopify Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
Expressed in US $000’s except share and per share amounts

Sales taxes
In fiscal 2014, the Company determined that it owed amounts related to sales and use taxes in various states and local jurisdictions and as a result recorded a sales tax liability of $2,182, which was included in general and administrative expenses for the year ended December 31, 2014. During the nine months ended September 30, 2015 the Company registered in applicable states, filed all necessary voluntary disclosure agreements and began charging sales taxes to its merchants. As a result of business activities, in the three and nine months ended September 30, 2015, the Company recognized additional sales taxes of nil and $566 within general and administrative expenses. During the nine months ended September 30, 2015, all voluntary disclosure agreements were accepted by state authorities and fully paid.

7.	Shareholders’ Equity
Convertible Preferred Shares
Upon the completion of the Company’s IPO, all of the then outstanding convertible preferred shares were converted into 27,159,277 Class B multiple voting shares.
Common Stock Authorized
Immediately prior to the completion of the Company’s IPO, all of the then outstanding 39,780,952 common shares were redesignated as Class B multiple voting shares. The Company is authorized to issue an unlimited amount of Class A subordinate voting shares and an unlimited amount of Class B multiple voting shares. The Class A subordinate voting shares have one vote per share and the Class B multiple voting shares have 10 votes per share. The Class A subordinate voting shares are not convertible into any other class of shares, including Class B multiple voting shares. The Class B multiple voting shares are convertible into Class A subordinate voting shares on a one-for-one basis at the option of the holder. In addition, Class B multiple voting shares will automatically convert into Class A subordinate voting shares in certain other circumstances. In connection with historical acquisitions, the Company has also issued restricted shares. The restricted shares vest evenly, on a month-by-month basis, and are contingent on future services being provided.
Preferred Shares
The Company is authorized to issue an unlimited number of preferred shares issuable in series. Each series of preferred shares shall consist of such number of shares and having such rights, privileges, restrictions and conditions as may be determined by the Company’s board of directors prior to the issuance thereof. Holders of preferred shares, except as otherwise provided in the terms specific to a series of preferred shares or as required by law, will not be entitled to vote at meetings of holders of shares.
Stock-based compensation
In 2008, the Board of Directors adopted and the Company’s shareholders approved the Legacy Stock Option Plan (“the Legacy Option Plan”). Under the Legacy Option Plan, the Board of Directors was authorized to grant options to purchase common shares to both employees and non-employees. The Compensation Committee, or in their absence, the Board of Directors, was given the authority to set the exercise prices of all options granted based upon not less than the fair market value of the common shares of the Company on the date of grant. In October 2010, an amendment was made to the Legacy Option Plan to set all future option grants, unless otherwise specified by the Board at the time of grant, on a vesting schedule over four years with 25% vesting after one year and the remainder vesting 1/48 each month thereafter. In April 2013, an amendment was made to the Legacy Option Plan to provide that the term of the options shall be exercisable until the tenth anniversary of their grant date. In December 2013 the Board of Directors approved a modification to the Legacy Option Plan which allowed for uniform vesting at 1/48 each month starting immediately in the first month after an option grant for any grant issued to employees subsequent to their initial grant. At that time, the Board of Directors also approved a modification that changed the initial vesting commencement date from three months following the employment or engagement start date to the actual employment or engagement start date. Immediately prior to the completion of the Company’s IPO, a total of 14,982,341 options were outstanding under the Legacy Option Plan, and, in connection with the closing of the offering, each such option became exercisable for one Class B multiple voting share. Following the closing of the Company’s IPO, no further awards were made under the Legacy Option Plan.

Shopify Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
Expressed in US $000’s except share and per share amounts

The Company’s Board of Directors and shareholders have approved a new stock option plan (“Stock Option Plan”), which became effective on May 27, 2015, as well as a long-term incentive plan (“LTIP”). The Stock Option Plan will allow for the grant of options to the Company’s officers, directors, employees and consultants. All options granted under the Stock Option Plan will have an exercise price determined and approved by the Company’s Board of Directors at the time of grant, which shall not be less than the market price of the Class A subordinate voting shares at such time. For purposes of the Stock Option Plan, the market price of the Class A subordinate voting shares shall be the volume weighted average trading price of the Class A subordinate voting shares on the NYSE for the five trading days ending on the last trading day before the day on which the option is granted. Options granted under the Stock Option Plan are exercisable for Class A subordinate voting shares. Both the vesting period and term of the options in the Stock Option Plan are determined by the Board of Directors at the time of grant.

The LTIP provides for the grant of share units, or LTIP Units, consisting of restricted share units (“RSU”), performance share units (“PSU”), and deferred share units (“DSU”). Each LTIP Unit represents the right to receive one Class A subordinate voting share in accordance with the terms of the LTIP. Unless otherwise approved by the Board of Directors, RSUs will vest as to 1/3 each on the first, second and third anniversary dates of the date of grant. A PSU participant’s grant agreement will describe the performance criteria established by the Company’s Board of Directors that must be achieved for PSUs to vest to the PSU participant, provided the participant is continuously employed by or in the Company’s service or the service or employment of any of the Company’s affiliates from the date of grant until such PSU vesting date. DSUs will be granted solely to directors of the Company, at their option, in lieu of their board retainer fees, DSUs will vest upon a director ceasing to act as a director. As at the balance sheet date there have been nil PSU or DSU granted.
The following table summarizes the stock option and RSU award activities under the Company's share-based compensation plans for the nine months ended September 30, 2015:

	Shares Subject to Options Outstanding				Outstanding RSUs
	Number of Options (1)	Weighted Average Exercise Price $	Remaining Contractual Term (in years)	Aggregate Intrinsic Value (2) $	Outstanding RSUs	Weighted Average Grant Date Fair Value $
Balance as at December 31, 2014	15,031,388	1.32	7.16	73,642	—	—
Stock options granted	919,650	19.31			—	—
Stock options exercised	(753,299)	0.32			—	—
Stock options forfeited	(253,293)	3.11			—	—
RSUs granted	—	—			221,415	35.14
RSUs forfeited/cancelled	—	—			(3,985)	35.14
Balance as at September 30, 2015	14,944,446	2.44	6.65	489,583	217,430	35.14

Stock options exercisable as of September 30, 2015	10,288,924	0.56	5.76	356,400
(1) As at September 30, 2015 14,465,546 of the outstanding stock options were granted under the Company's Legacy Option Plan and are exercisable for Class B multiple voting shares and 478,900 of the outstanding stock options were granted under the Company's Stock Option Plan and are exercisable for Class A subordinate voting shares.
(2) The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock option awards and the assessed fair value of our common stock as of December 31, 2014 and the closing market price of our common stock as of September 30, 2015.

Shopify Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
Expressed in US $000’s except share and per share amounts

The following table illustrates the classification of stock-based compensation in the Consolidated Statements of Operations and Comprehensive Loss, which includes both stock-based compensation and restricted share-based compensation expense.

	Three months ended		Nine months ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
	$	$	$	$
Cost of revenues	67	54	198	159
Sales and marketing	325	161	681	451
Research and development	1,248	512	2,853	2,010
General and administrative	628	156	1,547	347
	2,268	883	5,279	2,967

The Company capitalized $92 and $23 of stock-based compensation as software development costs in the three-month periods ended September 30, 2015 and 2014 and $286 and $56 of stock-based compensation as software development costs in the nine-month periods ended September 30, 2015 and 2014.

8.	Earnings per Share
The Company applied the two-class method to calculate its basic and diluted net loss per share as both classes of its voting shares are participating securities with equal participation rights and are entitled to receive dividends on a share for share basis.
The following table summarizes the reconciliation of the basic weighted average number of shares outstanding and the diluted weighted average number of shares outstanding.

	Three months ended		Nine months ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Basic weighted average number of shares outstanding	75,901,840	39,036,334	56,229,575	38,850,291
The following items have been excluded from the diluted weighted average number of shares outstanding because they are anti-dilutive:
Stock options	14,944,446	13,213,518	14,944,446	13,213,518
Restricted share units	217,430	—	217,430	—
Restricted shares	68,915	221,123	68,915	221,123
Convertible preferred shares	—	27,159,277	—	27,159,277
	15,230,791	40,593,918	15,230,791	40,593,918
In the three and nine months ended September 30, 2015 and 2014, the Company was in a loss position and therefore fully diluted loss per share is equal to basic loss per share.

Shopify Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
Expressed in US $000’s except share and per share amounts

9.	Supplemental Cash Flow Information Items
The following table presents the changes in non-cash working capital items.

	Nine months ended
	September 30, 2015	September 30, 2014
	$	$
Trade and other receivables	3,463	(2,559)
Other current assets	(3,209)	(293)
Accounts payable and accrued liabilities	4,534	3,526
	4,788	674
As of September 30, 2015 and 2014, $884 and $3,074 of acquired property and equipment remained unpaid and in accounts payable.